Exhibit 10.(bb)

WASHINGTON REAL ESTATE INVESTMENT TRUST

SHORT-TERM INCENTIVE PLAN

(Effective January 1, 2006)

Description of Plan Operation

Background: The new STIP replaces the STIP in effect for calendar year 2005, which is described in the document titled “Washington Real Estate Investment Trust Short-term and Long-term Incentive Compensation Plan.” The 2005 STIP paid annual cash bonuses to Officers, other than the Managing Director Leasing, and Management Level A and B employees, other than leasing employees, based on WRIT’s actual financial performance, measured by two equally rated measures, FFO per share and EBITDA, adjusted by environmental factors (in the manner specified in the plan description), against pre-established target performance.

The STIP: The new STIP provisions are similar, but not identical, to the provisions of the 2005 STIP. The key differences are (1) the discretion granted the Compensation Committee has to alter performance results based on market factors; (2) the discretion the Compensation Committee has to alter individual STI awards; and (3) the opportunity for Officers to defer cash STI awards into restricted share units (RSUs) under a new Deferred Compensation Plan and receive a 25% match from WRIT, subject to the applicable rules of Section 409A of the Internal Revenue Code.

1.    Eligibility: Officers, other than the Managing Director Leasing, and Management Level A and B employees, other than leasing employees, who are employed at the commencement of the performance year (January 1), are eligible to participate in the STIP and receive a short-term incentive award (STI award).

An employee hired after January 1 will not participate, unless the employee’s offer letter specifies that the employee will be eligible for an STI award in his or her first year of employment. In this case, the STI award will be pro-rated based on months of employment in the year, during which the participant is employed by WRIT for more than 50% of the days in the month (15 or more days in February and 16 or more days in all other months).

2.    Treatment of Employees who are Promoted during the Year: An employee who is promoted during the year will receive a pro-rated STI award for each portion of the year during which he or she is employed in an eligible class, based on months of WRIT employment in that class relative to months in the year. For this purpose, a month will be treated as a month of employment only if the employee is employed for more than 50% of the days in that month (15 or more days in February and 16 or more days in all other months).

3.    Performance Measures: Performance will be measured on 50% annual FFO per share and 50% EBIDTA, adjusted to reflect market or economic factors that are outside of management’s control.

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In November of the year preceding the performance year (i.e., November 2006 for 2007 performance year), the CEO drafts and submits to the Compensation Committee a discussion of the expected market conditions, key indicators and underlying budget assumptions for the coming year. The Board approves 2007 FFO and EBITDA measures for 2007 at the November meeting.

•	In November of the performance year the CEO drafts and submits a discussion of actual market conditions relative to expected conditions.

•	The Compensation Committee assesses the market changes and decides whether to adjust the performance outcome for incentive purposes.

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Only dramatic improvements or declines in market conditions will result in an adjustment to the performance measures. Adjustments will range between 2%-5% and will be applied at the discretion of the Compensation Committee.

4.    Determination of STI Awards: Target Awards, payable if WRIT achieves Target Performance and the participant satisfies the payment conditions, are established by the Compensation Committee in November preceding the performance year, as a percentage of a participant’s base salary for the performance year, based on the participant’s position. If WRIT achieves 95% of Target Performance (Threshold Performance), an Officer will receive 50% percent of his or her Target Award and a Management Level A or B employee will receive 60% of his or her Target Award. No payouts are made to Officers or Management Level B employees if WRIT fails to achieve Threshold Performance. Payouts may be made at management’s discretion to Management Level A employees for below Threshold Performance. The maximum level of performance that will be recognized for Officers is 110% of Target Performance. The maximum level of performance that will be recognized for Management Level A and B employees is 105% of Target Performance, The Maximum Award, payable for Maximum Performance or above, is 200% of the Target Award. Charts reflecting the STI payout, as a percentage of base salary, for each level of achievement, are attached as Appendix A for Officers, Appendix B for Management Level A employees, and Appendix C for Management Level B employees.

•	The Compensation Committee has discretion to adjust the payout upward or downward to recognize individual contributions.

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Notwithstanding the payout schedule, the FFO per share growth for the annual performance period must be at least zero or greater for any payout to be earned. If FFO per share growth is less than zero for the performance period any payouts will be made at the discretion of the Board of Trustees.

5.    Payment Dates, Form of Payment: A Management Level A or B employee will receive 100% of his or her STI award entitlement in cash on or about December 15 of the performance year, based on 11 months of actual results and budgeted results for December of the performance year. An Officer will receive 90% of his or her STI award in cash on or about December 15 of the performance year, based on 11 months of actual results and budgeted results for December of the performance year, unless the Officer makes a deferral election. Officers receive the balance (based on the full 12 months of actual results) on or about February 15 after the end of the performance year.

6.    Conditions for Payment. A participant must be employed on December 15 to receive the December 15 payment, and an Officer must be employed on December 31 to receive the February 15 payment, subject to certain exceptions for absences on authorized leave of one month or longer, and terminations on account of retirement, death, total and permanent disability, or layoff as a result of a reduction in force. In each of these cases STI awards will be pro-rated based on months of employment in the year. For this purpose, a month will be treated as a month of employment only if the employee is employed for more than 50% of the days in that month (15 or more days in February and 16 or more days in all other months).

•	Retirement means termination of employment on or after age 65, or on or after age 55 with 20 years of continuous service

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Total and permanent disability means a medical or physical impairment which can be expected to result in death or last for a continuous period of at least 12 months, as a result of which the participant is receiving income replacement benefits for a period of at least three months from an accident or health plan covering WRIT employees.

7.    Change in Control. The performance period will end on the date of a Change in Control. Each participant who is employed by WRIT on the date of the Change in Control will receive a pro rata STI award based on months of employment through the end of the performance period. The amount of the STI award to be prorated will be based on prorated targets through the end of the performance period. For this purpose, a month will be treated as a month of employment only if the employee is employed for more than 50% of the days in that month (15 or more days in February and 16 or more days in all other months). If a participant has terminated employment before the Change in Control on account of death, total and permanent disability, retirement, or a layoff on account of a reduction in force, or on account of the Change in Control, his or her STI award will be based on prorated targets through the end of the performance period and his or months of employment relative to the months of employment he or she would have had he or she been employed on the date of the Change in Control.

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A termination that occurs after a Change in Control and is involuntary or for good reason (i.e., because of a diminution of the participant’s duties, responsibilities, or compensation) will be considered on account of a Change in Control. If a termination that is voluntary or for good reason occurs within 90 days before a Change of Control, it will be considered on account of a Change in Control, provided WRIT or its successor cannot demonstrate through a preponderance of evidence that the termination was not on account of the Change in Control.

•	The definition of Change in Control is the same as the definition used in the Share Grant Plan.

8.    Deferral Election: Participants who are Officers may elect to defer up to 100% of the STI award amount payable on or about December 15 by making a deferral election under the new Deferred Compensation Plan. The first deferrals will be permitted for STI awards payable with respect to the 2007 plan year. Elections must be made by December 15 of the year prior to the performance year. For elections made in 2006, with respect to the 2007 performance year, and in 2007, with respect to the 2008 performance year, the deferral may be for three or more years. For elections made in 2008 and beyond, the deferral must be for at least five years unless the final 409A regulations clearly indicate that the deferral may be made for fewer than five additional years. If a participant makes a deferral election his or her STI award is converted to RSUs and held under the Deferred Compensation Plan until the end of the deferral period. Deferred amounts are matched 25% in RSUs. (For details on the Deferred Compensation Plan, see separate summary entitled “WRIT Deferred Compensation Plan Summary.”)

9.    STIP Administration and Interpretation. The STIP will be administered by the Compensation Committee of the Board of Trustees of WRIT, which has the discretion and authority to interpret the STIP. The STIP will be interpreted in a manner consistent with ensuring that STI awards under the STIP are exempt from the application of Section 409A of the Internal Revenue Code as “short-term deferrals” within the meaning of the regulations issued under Section 409A.

10.    Amendment and Termination of the STIP. WRIT reserves the right to amend or terminate the STIP at any time, provided that no amendment will deprive a participant of any vested right under the STIP.

11.    Effective Date. The STIP is effective January 1, 2006. The provisions of the STIP, as described above, apply to STI awards made for performance years beginning January 1, 2006 and each anniversary thereof.

Appendix A

WASHINGTON REAL ESTATE INVESTMENT TRUST

SHORT-TERM INCENTIVE PLAN

(Effective January 1, 2006)

Description of Plan Operation

Eligible Officers: STIP Payout for as a Percentage of Salary

Payouts starts at 95% performance and ends at 110% performance. Payouts for every 1% increase in performance are illustrated below. However, for performance that falls between whole percentage points, payouts will be interpolated.

Performance vs. Target	Payout as a % of Salary
	CEO	EVP	SVPs	Managing Directors
<95%	0%	0%	0%	0%
95%	50%	37.5%	32.5%	25%
96%	60%	45%	39%	30%
97%	70%	52.5%	45.5%	35%
98%	80%	60%	52%	40%
99%	90%	67.5%	58.5%	45%
100%	100%	75%	65%	50%
101%	110%	82.5%	71.5%	55%
102%	120%	90%	78%	60%
103%	130%	97.5%	84.5%	65%
104%	140%	105%	91%	70%
105%	150%	112.5%	97.5%	75%
106%	160%	120%	104%	80%
107%	170%	127.5%	110.5%	85%
108%	180%	135%	117%	90%
109%	190%	142.5%	123.5%	95%
>=110%	200%	150%	130%	100%

Appendix B

WASHINGTON REAL ESTATE INVESTMENT TRUST

SHORT-TERM INCENTIVE PLAN

(Effective January 1, 2006)

Description of Plan Operation

Eligible Management Level A Employees: STI Payout as a Percentage of Salary

Payouts start at 95% performance (subject to management discretion for performance below 95% of target) and end at 105% performance. Payouts for every 1% increase in performance are illustrated below.

Performance vs. Target	Payout as a % of Salary
<95%	Management Discretion
95%	6%
96%	7%
97%	7%
98%	8%
99%	9%
100%	10%
101%	12%
102%	14%
103%	16%
104%	18%
>=105%	20%

Appendix C

WASHINGTON REAL ESTATE INVESTMENT TRUST

SHORT-TERM INCENTIVE PLAN

(Effective January 1, 2006)

Description of Plan Operation

Eligible Management Level B Employees: STI Payout as a Percentage of Salary

Payouts start at 95% performance (subject to management discretion for performance below 95% of target) and end at 105% performance. Payouts for every 1% increase in performance are illustrated below.

Performance vs. Target	Payout as a % of Salary
<95%	0%
95%	3%
96%	3%
97%	4%
98%	4%
99%	4%
100%	5%
101%	6%
102%	7%
103%	8%
104%	9%
>=105%	10%